Exhibit 99.1

RAFAELLA APPAREL GROUP, INC. COMMENCES OFFER TO PURCHASE WITH
RESPECT TO OUTSTANDING 11.25% SENIOR NOTES

NEW YORK, NEW YORK, May 31, 2007 — Rafaella Apparel Group, Inc. (“Rafaella”) today announced that it has commenced a cash offer to purchase up to $16,067,000 in aggregate principal amount at maturity of its outstanding 11.25% Senior Secured Notes due 2011 (the “Senior Notes”).

The offer is scheduled to expire at 5:00 p.m., New York City time, on June 28, 2007, unless extended.  The price that Rafaella will pay for Senior Notes that are tendered and accepted for payment will be an amount equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest up to but excluding the payment date (June 29, 2007).

Only Senior Notes properly tendered and not properly withdrawn will be purchased, and only on the terms and conditions contained in the offer to purchase.  However, because Rafaella is only purchasing up to $16,067,000 in aggregate principal amount at maturity of the Senior Notes, all of the Senior Notes tendered may not be purchased if Senior Notes in excess of $16,067,000 of principal amount at maturity are tendered.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities.  The offer to purchase is being made solely in Offer to Purchase Statement and accompanying Letter of Transmittal, each dated May 31, 2007.

Questions and requests for assistance or for copies of the Offer to Purchase and the Letter of Transmittal for this offer may be directed to Chad Spooner at Rafaella, (212) 403-0300 or holders may contact their bank, broker, dealer, trust company or other nominee for assistance.